Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 6, 2020

To: Experiential Squared, Inc. as manager of My Racehorse CA, LLC

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 21, 2020, with respect to the balance sheets of My Racehorse CA, LLC as of December 31, 2019 and 2018 and the related statements of operations, members’ equity/deficit and cash flows for the calendar year periods of 2019 and 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, CO
September 22, 2020